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                           Consent of Edwards Leap & Sauer

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Apartment Investment and Management Company (AIMCO) and to the incorporation by reference therein of our reports dated February 3, February 15 and March 15, 1995, with respect to the financial statements of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, as of and for the year ended December 31, 1994, incorporated by reference in AIMCO's Current Report on Form 8-K dated April 16, 1997, as amended, filed with the Securities and Exchange Commission.




    /s/ Edwards Leap & Sauer
    Edwards Leap & Sauer
    Hollidaysburg, Pennsylvania
    April 28, 1997